EXHIBIT 32

CERTIFICATIONS

Each of the undersigned officers of the registrant hereby certifies, to such officer’s knowledge, that the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 fully complies, in all material respects, with the requirements of section 13(a) or 13(d) of the Securities Exchange Act of 1934, and all information contained in such report fairly presents, in all material respects, the registrant’s financial condition and results of operations.

Dated: November 14, 2011

By:	/s/ Li Xipeng
Name: Li Xipeng
Title: Chief Executive Officer, Principal Executive Officer and Chairman of the Board

By:	/s/ Li Lei
Name: Li Lei
Title: Chief Financial Officer, Principal Financial and Accounting Officer and Director